Exhibit 11.1

                                  EXOGEN, INC.

                               EARNINGS PER SHARE
                     CALCULATION OF SHARES USED IN COMPUTING
                               NET LOSS PER SHARE
                      (in thousands, except per share data)

                                       Three Months Ended     Six Months Ended
                                            March 31,             March 31,
                                       ---------------------------------------
                                         1996       1995       1996       1995
                                       -------    -------    -------    -------
Net loss ...........................   $(2,615)   $(1,667)   $(4,424)   $(2,970)


Net loss per share
- - ------------------
Weighted average shares outstanding:
Common Stock .......................     9,868                 9,859
                                       -------               -------
    Total ..........................     9,868                 9,859
                                       =======               =======

Net loss per share .................   $ (0.26)              $ (0.45)
                                       =======               =======



Pro forma net loss per share
- - ----------------------------
Weighted average shares outstanding:
Common Stock .......................                1,385                 1,385
Redeemable Preferred Stock:
    Series A .......................                3,750                 3,750
    Series B .......................                1,840                 1,840
Options ............................                  169                   169
                                                  -------               -------
    Total ..........................                7,144                 7,144
                                                  =======               =======

Pro forma net loss per share .......              $ (0.23)              $ (0.42)
                                                  =======               =======
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